AFFINITY GOLD CORP.
7950 Main Street, Suite 217
Maple Grove, Minnesota  55311

Symbol: AFYG - OTCBB

NEWS RELEASE
COMPANY ENTERS INTO SHARE EXCHANGE AGREEMENT
WITH AMR PROJECT PERU, S.A.C.

AFFINITY GOLD TO ACQUIRE 99.99% OF AMR’S
ISSUED AND OUTSTANDING SHARES

Maple Grove, Minnesota – May 9, 2009 – Affinity Gold Corp. (OTCBB: AFYG) (the “Company”) is pleased to announce that on May 8, 2009, AMR Project Peru, S.A.C. (“AMR”), a company organized under the laws of Peru, and the shareholders of AMR entered into a share exchange agreement (the “Share Exchange Agreement”) with the Company, whereby the Company agreed to acquire 99.99% of the issued and outstanding shares in the capital of AMR in exchange for the issuance of 12,000,000 shares of common stock of the Company in aggregate to the shareholders of AMR on a pro rata basis in accordance with each AMR shareholders’ percentage of ownership in AMR.

AMR is the owner of the mining concession title named “AMR Project” covering 500 hectares and the mining concession certificate as evidenced by Certificate No. 7996-2006-INACC-UADA granted to AMR by the Republic of Peru, National Institute of Concessions and Mining Cadastre on December 11, 2006 (the “Mining Concession Rights”), which Mining Concession Rights are located in the Inambari River Basin on the flat plains region at an altitude greater than 1500’ and accessible by land and air, in the District of Ayapata, Province of Carabaya, Department of Puno, Peru.

In addition, on May 8, 2009, Antonio Rotundo, the Company’s current President, CEO, CFO, and a director entered into a letter agreement (the “Letter Agreement”) with the Company, whereby Mr. Rotundo has agreed to cancel 26,500,000 shares of the 27,800,000 shares of common stock of the Company registered in his name concurrent with the closing of the Share Exchange Agreement.  Mr. Rotundo is agreeing to cancel such shares of common stock of the Company in order to encourage the Company to enter into the Share Exchange Agreement and to encourage equity investment into the Company.

Mr. Antonio Rotundo, who is the President, CEO, CFO and a director of the Company is also a major shareholder of AMR along with his father, Mario Rotundo, who is the other major shareholder of AMR.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally.  Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

www.affinitygold.com

FORWARD-LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections.  Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

CONTACT:  Affinity Gold Corp., +1-763-424-4754, info@affinitygold.com